Exhibit 3.1

FIFTH AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COMVERGE, INC.

(Pursuant to Sections 242 and 245 of the

General Corporation Law of the State of Delaware)

COMVERGE, INC. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

FIRST:	The name of the Corporation is “Comverge, Inc.”

SECOND:	The original Certificate of Incorporation of the Corporation was filed in Office of the Secretary of State of the State of Delaware (the “Secretary of State”) on October 6, 1997 under the name “Comverge Technologies, Inc.”

THIRD:	This Fifth Amended and Restated Certificate of Incorporation, which restates, integrates and further amends the Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended, was duly adopted in accordance with Sections 228, 242 and 245 of the DGCL.

FOURTH:	This Fifth Amended and Restated Certificate of Incorporation shall become effective immediately upon its filing with the Secretary of State.

FIFTH:	The Fourth Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended and restated to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is “Comverge, Inc.” (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND REGISTERED AGENT

The registered office of the Corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, County of New Castle, State of Delaware, 19808. The name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose for which the Corporation is organized is to engage in any and all lawful acts and activities for which corporations may be organized under the DGCL.

ARTICLE IV

CAPITALIZATION

Section 4.1 Authorized Capital.

(a) The total number of shares of capital stock that the Corporation shall have the authority to issue is 165,000,000 shares of capital stock, consisting of (i) 150,000,000 shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (ii) 15,000,000 shares of Preferred Stock, par value $0.001 per share (the “Preferred Stock”).

(b) Subject to the provisions of this Certificate of Incorporation and the Preferred Stock Designation (as defined below) creating any series of Preferred Stock, the Corporation may issue shares of its capital stock from time to time for such consideration (not less than the par value thereof) as may be fixed by the Board of Directors of the Corporation (the “Board of Directors”), which is expressly authorized to fix the same in its absolute discretion subject to the foregoing conditions. Shares so issued for which the consideration shall have been paid or delivered to the Corporation shall be deemed fully paid stock and shall not be liable to any further call or assessment thereon, and the holders of such shares shall not be liable for any further payments in respect of such shares.

Section 4.2 Preferred Stock.

The Preferred Stock may be issued from time to time in one or more series. Authority is hereby expressly granted to and vested in the Board of Directors to authorize from time to time the issuance of Preferred Stock in one or more series. With respect to each series of Preferred Stock authorized by it, the Board of Directors shall be authorized, subject to the rights of any series of Preferred Stock then outstanding and the provisions of this Certificate of Incorporation, to establish by resolution or resolutions, and by filing a certificate pursuant to applicable law of the State of Delaware (the “Preferred Stock Designation”), the following to the fullest extent now or hereafter permitted by the DGCL:

(i) the designation of such series;

(ii) the number of shares to constitute such series;

(iii) whether such series is to have voting rights (full, special or limited) or is to be without voting rights;

(iv) if such series is to have voting rights, whether or not such series is to be entitled to vote as a separate class either alone or together with the holders of Common Stock or one or more other series of Preferred Stock;

(v) the preferences and relative, participating, optional, conversion or other special rights (if any) of such series and the qualifications, limitations or restrictions (if any) with respect to such series;

(vi) the redemption rights and price(s), if any, of such series, and whether or not the shares of such series shall be subject to the operation of retirement or sinking funds to be applied to the purchase or redemption of such shares for retirement and, if such retirement or sinking funds are to be established, the periodic amount thereof and the terms and provisions relative to the operation thereof;

(vii) the dividend rights and preferences (if any) of such series, including, without limitation, (i) the rates of dividends payable thereon, (ii) the conditions upon which and the time when such dividends are payable, (iii) whether or not such dividends shall be cumulative or non-cumulative and, if cumulative, the date or dates from which such dividends shall accumulate and (iv) whether or not the payment of such dividends shall be preferred to the payment of dividends payable on Common Stock or any other series of Preferred Stock;

(viii) the preferences (if any), and the amounts thereof, which the holders of such series shall be entitled to receive upon the voluntary or involuntary liquidation, dissolution or winding-up of, or upon any distribution of the assets of, the Corporation;

(ix) whether or not the shares of such series, at the option of the Corporation or the holders thereof or upon the happening of any specified event, shall be convertible into or exchangeable for (i) shares of Common Stock, (ii) shares of any other series of Preferred Stock or (iii) any other stock or securities of the Corporation;

(x) if such series is to be convertible or exchangeable, the price or prices or ratio or ratios or rate or rates at which such conversion or exchange may be made and the terms and conditions (if any) upon which such price or prices or ratio or ratios or rate or rates may be adjusted; and

(xi) such other rights, powers and preferences with respect to such series as may to the Board of Directors seem advisable.

Any series of Preferred Stock may vary from any other series of Preferred Stock in any or all of the foregoing respects and in any other manner.

Section 4.3 Common Stock.

(a) The holders of shares of Common Stock shall be entitled to vote upon all matters submitted to a vote of holders of shares of Common Stock of the Corporation and shall be entitled to one vote for each share of Common Stock held. The number of authorized shares of Common Stock may be increased by the affirmative vote of holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b) of the DGCL.

(b) Subject to the prior rights and preferences (if any) applicable to shares of Preferred Stock of any series, the holders of shares of Common Stock shall be entitled to receive such dividends (payable in cash, stock or otherwise) as may be declared thereon by the Board of Directors at any time and from time to time out of any funds of the Corporation legally available therefor.

(c) In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and subject to the preferential or other rights (if any) of the holders of shares of the Preferred Stock in respect thereof, the holders of shares of Common Stock shall be entitled to receive all of the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of Common Stock held by them. For purposes of this paragraph (c), a liquidation, dissolution or winding-up of the Corporation shall not be deemed to be occasioned by or to include (i) any consolidation or merger of the Corporation with or into another corporation or other entity or (ii) a sale, lease, exchange or conveyance of all or a part of the assets of the Corporation.

(d) No holders of shares of capital stock of the Corporation shall have a preemptive right to purchase or subscribe for and receive shares of any class, or series thereof, of stock of the Corporation, whether now or hereafter authorized, or any warrants, options, bonds, debentures or other securities convertible into, exchangeable for or carrying any right to purchase any shares of any class, or series thereof, of capital stock of the Corporation.

(e) No stockholder of the Corporation entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled.

ARTICLE V

DIRECTORS

Section 5.1 Number and Term; Classified Board.

(a) The number of directors of the Corporation shall from time to time be fixed exclusively by the Board of Directors in accordance with, and subject to the limitations set forth in, the bylaws of the Corporation (the “Bylaws”); provided, however, that the Board of Directors shall at all times consist of a minimum of three (3) and a maximum of fifteen (15) members. In no case will a decrease in the number of directors shorten the term of any incumbent director, although such decrease may result in an inequality of the classes until the expiration of such term.

(b) The members of the Board of Directors shall be divided into three classes: Class I, Class II and Class III. Such classes shall be as nearly equal in number of directors as possible. Each director shall serve for a term ending on the third annual meeting of stockholders following the annual meeting of stockholders at which that director was elected; provided, however, that the directors first designated as Class I directors shall serve for a term expiring at the annual meeting of stockholders next following the date of their designation as Class I directors, the directors first designated as Class II directors shall serve for a term expiring at the second annual meeting of stockholders next following the date of their designation as Class II directors, and the directors first designated as Class III directors shall serve for a term expiring at the third annual meeting of stockholders next following the date of their designation as Class III directors.

(c) In the event of any change in the authorized number of directors, each director then continuing to serve as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his prior death, resignation or removal. The Board of Directors shall specify the class to which a newly created directorship shall be allocated, which shall be done in a manner to achieve equality of number of directors among the classes.

(d) A director shall hold office until the annual meeting of stockholders of the Corporation in the year in which his term expires and until his successor shall be elected and qualified, subject, however, to prior death, resignation, retirement or removal from office. At each annual election, the directors chosen to succeed those whose terms then expire shall be of the same class as the directors they succeed, unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall have designated one or more directorships whose term then expires as directorships of another class in order to more nearly achieve equality of number of directors among the classes.

(e) Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly-created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor.

(f) Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation and any resolutions of the Board of Directors applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 5.1.

Section 5.2 Limitation of Personal Liability.

To the fullest extent now or hereafter permitted by the DGCL, no person who is or was a director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Section 5.2 shall apply to or have any effect on the liability of any director for or with respect to acts or omissions occurring prior to such amendment or repeal.

ARTICLE VI

BYLAWS

The Board of Directors is expressly authorized and empowered to adopt, alter, amend or repeal the Bylaws but only by the affirmative vote of a majority of the number of directors then in office; provided, however, that no such action shall be taken at any special meeting of the Board of Directors unless notice of such action is contained in the notice of such special meeting. Stockholders shall have the power to alter, amend, expand or repeal the Bylaws but only by the affirmative vote of the holders of not less than 66 2/3% in voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class. An amendment of the Bylaws adopted by stockholders which specifies the votes that shall be necessary for the election of directors shall not be further amended or repealed by the Board of Directors.

ARTICLE VII

ACTIONS AND MEETINGS OF STOCKHOLDERS

Section 7.1 No Action by Written Consent.

No action shall be taken by the stockholders except at an annual or special meeting of stockholders. Stockholders may not act by written consent in lieu of a meeting.

Section 7.2 Meetings.

(a) Meetings of the stockholders (whether annual or special) may only be called by the Board of Directors or by such officer or officers of the Corporation as the Board of Directors may from time to time authorize to call meetings of the stockholders. Stockholders shall not be entitled to call any meeting of stockholders or to require the Board of Directors or any officer or officers of the Corporation to call a meeting of stockholders except as otherwise expressly provided in the Preferred Stock Designation creating any series of Preferred Stock.

(b) Stockholders shall not be entitled to propose business for consideration at any meeting of stockholders except as otherwise expressly provided in the Bylaws or in the Preferred Stock Designation creating any series of Preferred Stock.

(c) Business transacted at any special meeting of stockholders shall be limited to the purposes stated in the notice of such meeting. The person presiding at a meeting of stockholders may determine whether business has been properly brought before the meeting and, if the facts so warrant, such person may refuse to transact any business at such meeting which has not been properly brought before such meeting.

Section 7.3 Appointment and Removal of Officers.

The stockholders shall have no right or power to appoint or remove officers of the Corporation nor to abrogate the power of the Board of Directors to elect and remove officers of the Corporation. The stockholders shall have no power to appoint or remove directors as members of committees of the Board of Directors, establish qualifications for membership on committees, nor to abrogate the power of the Board of Directors to establish one or more such committees or the power of any such committee to exercise the powers and authority of the Board of Directors to the fullest extent permitted.

ARTICLE VIII

INDEMNIFICATION; INSURANCE

Section 8.1 Indemnification of Directors and Officers.

The Corporation shall indemnify, to the fullest extent permitted by applicable law and pursuant to the Bylaws, each person who is or was a director or officer of the Corporation, and may indemnify each employee and agent of the Corporation and all other persons whom the Corporation is authorized to indemnify under the provisions of the DGCL, from and against all expenses, liabilities or other matters arising out of or in any way related to their status as such or their acts, omissions or services rendered in such capacities.

Section 8.2 Insurance.

The Corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability.

ARTICLE IX

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by applicable law, and all rights conferred upon stockholders, directors or any other persons by or pursuant to this Certificate of Incorporation are granted subject to this reservation. Notwithstanding the foregoing or any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser or no vote, the provisions of this Article IX and of Article V, Article VI, Article VII and Article VIII may not be repealed or amended in any respect, and no provision inconsistent with any such provision or imposing cumulative voting in the election of directors may be added to this Certificate of Incorporation, unless such action is approved by the affirmative vote of the holders of not less than 66 2/3% in voting power of all outstanding shares of capital stock of the Corporation entitled to vote generally at an election of directors, voting together as a single class; provided, however, that any amendment or repeal of Section 5.2 or Article VIII of this Certificate of Incorporation shall not adversely affect any right or protection existing thereunder in respect of any act or omission occurring prior to such amendment or repeal; provided, further, that no Preferred Stock Designation shall be amended after the issuance of any shares of the Series of Preferred Stock created thereby, except in accordance with the terms of such Preferred Stock Designation and the requirements of applicable law.

IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed for and on behalf and in the name of the Corporation by its duly authorized officer on April 18, 2007.

COMVERGE, INC.

By:	/s/ Robert M Chiste
Name:	Robert M Chiste
Title:	Chairman of the Board, Chief Executive Officer, President and Director